Exhibit 10.9

EXECUTION VERSION

CONFIDENTIAL

December 31, 2019

CIMA Telecom, Inc.

(dba CIMA Group)

1728 Coral Way, 6th Floor

Miami, Florida 33145

Re: Investment in Cuentas Inc. Purchase Agreement & Debenture

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being provided by Cuentas Inc., a Florida corporation (the “Company” or “Cuentas”) in connection with and in consideration for the investment by CIMA Telecom, Inc., a Florida corporation doing business as “CIMA Group” (including its successors and assigns, the “Purchaser” or “CIMA”), in the Company pursuant to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), by and between the Company and CIMA, dated as of the date hereof. This Letter Agreement reflects certain agreements between CIMA and the Company intended to be in addition to those in the Purchase Agreement and the Debenture. To the extent of any conflict between the terms of this Letter Agreement and the Purchase Agreement, the terms set forth herein shall govern. As used herein, an “Affiliate” of CIMA shall refer to the direct or indirect subsidiaries of CIMA.

1. Supermajority Approvals of New Board Members. The Company agrees that for as long as the Platform License Agreement, dated as of the date hereof by and among (i) the Company, (ii) CIMA, (iii) Knetik, and (iv) Auris, as may be amended, restated, modified or supplemented from time to time (the “License Agreement”) is in effect, the 3% Convertible Debenture issued by the Company to the Purchaser pursuant to the Purchase Agreement (the “Debenture”) is outstanding and unpaid, and CIMA is a shareholder of Cuentas and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under Cuentas’ Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), Bylaws, or any other agreement, each as amended from time to time, Cuentas shall not, either directly, indirectly, or by amendment, merger, consolidation, or otherwise, take any of the following actions without the approval of the directors on the Board of Directors of the Company (the “Board”) appointed by at least three of four of (i) CIMA, (ii) Dinar Zuz, LLC (“Dinar”), (iii) Michael De Prado, and (iv) Arik Maimon:

(a) make any loan or advance outside the ordinary course of business of Cuentas to, or own any stock or other securities of, any subsidiary or other corporation, partnership, limited liability company, or other entity unless such entity is wholly owned by Cuentas;

(b) make any loan or advance outside the ordinary course of business of Cuentas to any person, including, but not limited to, any employee, consultant, contractor, director, or shareholder of Cuentas, except loans, advances, and similar expenditures in the ordinary course of business of Cuentas;

(c) guarantee any indebtedness except for trade accounts of Cuentas or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved in advance by the Board;

(e) incur any aggregate indebtedness or other liability in excess of $325,000 which is: (i) not already included in a budget approved by the Board; and (ii) not in the ordinary course of business of Cuentas;

(f) hire, engage, retain, terminate, or change the compensation or other terms of the employment or other relationship of any officer, consultant, or contractor of Cuentas, whose compensation is greater than $120,000 per year, -including, but not limited to, any amendment to any Employment Agreement or other written agreement between Cuentas and any director, officer, consultant, or contractor;

(g) change the principal business of Cuentas, enter a new line of business, or exit any current line of business;

(h) sell, assign, license, pledge, or encumber any material technology or intellectual property, excluding licenses granted in the ordinary course of business;

(i) enter into any corporate strategic relationship involving the payment, contribution, or assignment by Cuentas or to Cuentas of assets greater than $325,000;

(j) enter into any consolidation, combination, or merger of Cuentas with or into any other entity regardless of whether Cuentas is the surviving entity;

(k) enter into any recapitalization or reorganization of Cuentas;

(l) any filing by Cuentas under the United States Bankruptcy Code or other insolvency law, or any admission in writing of Cuentas’ bankruptcy insolvency, or general inability to pay Cuentas’ debts, or any action that could result in the dissolution or liquidation of Cuentas or its assets;

(m) adopting, making, amending, or revoking any tax or accounting election, method, or Significant Internal Control relating to Cuentas;

(n) any conversion of Cuentas into any other form of legal entity;

(o) any initiation or settlement of any legal proceeding or mediation or arbitration thereof for which the amount in controversy or settlement amount exceeds $75,000 except for the current litigations and contingencies with the following parties: (i) J.P. Cary and (ii) the FCC; provided, however, that if either of such settlement with J.P. Cary or FCC exceeds $150,000, then the vote required by this Section 1 shall be applicable;

(p) liquidate, dissolve, or wind up the affairs of Cuentas or effect any merger or consolidation of Cuentas or any other sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of Cuentas;

(q) purchase, redeem, or pay any dividend on any securities issued by Cuentas;

(r) increase or decrease the size of the Board of the Company (except as otherwise expressly contemplated by this Letter Agreement); and

(q) enter into or be a party to any transaction with any shareholder, director, officer, employee, consultant, or contractor of Cuentas or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person; provided that, if such transaction pertains to compensation, the vote called for by this Section 1 shall only be required to be obtained if the contemplated compensation of such affiliated party is greater than $120,000 per year.

The Company and the parties agree that after the completion of up-listing of the Company’s shares in the Nasdaq Capital Markets, instead of the approval of at least three of four directors, the approval will require 60% or more of the voting shareholders provided that shareholder approval is necessary.

2. Unanimous Approvals of New Board Members. The Company agrees that for as long as the License Agreement is in effect, the Debenture is outstanding and unpaid, or CIMA is a shareholder of Cuentas and owns at least 5% of the Company’s Common Stock, in addition to any other vote or approval required under Cuentas’ Articles of Incorporation, Bylaws, or any other agreement, each as amended from time to time, Cuentas shall not, either directly, indirectly, or by amendment, merger, consolidation, or otherwise, take any of the following actions without the unanimous approval of directors on the Board appointed by (i) CIMA, (ii) Dinar, (iii) Michael De Prado, and (iv) Arik Maimon (together with the required approvals pursuant to Section 1 herein:

(a) create, authorize the creation of, or issue any additional capital stock of Cuentas (including, but not limited to, any additional Common Stock of the Company or any new class or series of “Blank Check” Preferred Stock of the Company) or other equity or debt securities of Cuentas, including, but not limited to, any securities convertible into or exchangeable or exercisable for any securities of Cuentas; excluding up to 1% of fully diluted total outstanding Common Stock shares in the aggregate over a year period or underwritten firm commitment public offering of its securities;

(b) amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of Cuentas (including any Certificate of Designations or similar document which authorizes and creates an additional class or series of “Blank Check” Preferred Stock and designates the rights, privileges, and preferences of such new class or series of Preferred Stock of the Company); and

(c) create or hold equity securities in any subsidiary that is not a wholly-owned subsidiary, dispose of any equity securities in any subsidiary, or cause any subsidiary to dispose of all or substantially all of such subsidiary’s assets.

3. Anti-dilution. CIMA shall not have any anti-dilution rights as a shareholder of Cuentas. All anti-dilution rights currently available to any shareholder, except for Red Diamond’s warrants, of Cuentas shall be terminated on or before the December 31, 2019 so that, immediately after closing, no shareholder of Cuentas will have any anti-dilution rights.

4. Right of First Refusal; Co-Sale Right.

(a) Upon conversion of the Debenture, before CIMA sells any or all of CIMA’s Common Stock to any bona fide third party purchaser, Cuentas shall have the primary right of first refusal to purchase the shares of Common Stock which CIMA intends to sell to the bona fide third party purchaser on the same terms and conditions as CIMA would have sold such shares of the Company’s Common Stock to any third party purchaser. Should Cuentas refuse or fail to elect to purchase such shares on such terms and conditions within fifteen (15) days of being notified of CIMA’s intention to sell such shares of Common Stock to a third party purchaser, then each of Dinar, Michael De Prado and Arik Maimon (the “Secondary ROFR Parties”) shall have a secondary right of first refusal to purchase the shares of Common Stock which CIMA intends to sell to the bona fide third party purchaser on the same terms and conditions. Each Secondary ROFR Party will be entitled to purchase that number of shares of the Company’s Common Stock being sold by CIMA equal to the product obtained by multiplying (x) the number of such shares of Common Stock being sold by CIMA by (y) a fraction, (i) the numerator of which shall be the number of shares of capital stock of Cuentas held by such party on the date of receipt of notice of CIMA’s intention to transfer such shares of Common Stock, and (ii) the denominator of which shall be the aggregate number of shares of capital stock of Cuentas held by all of the Secondary ROFR Parties. The Secondary ROFR Parties have ten (10) days after being notified of Cuentas refusal or failure to exercise its right of first refusal to elect to purchase such shares on the same terms and conditions as the proposed sale to the third party purchaser. If any of the shares of the Company’s Common Stock contemplated to be sold by CIMA to the bona find third party purchaser remain available after exercise of the right of first refusal by Cuientas and each of the Secondary ROFR Parties pursuant to the terms of this Section 4(a), then CIMA shall be free to sell and transfer any such remaining shares to the third party purchaser; provided, that, in the event the terms and conditions of the sale to such third party purchaser changes such right of first refusal shall revert back to Cuentas.

(b) Before any of Michael De Prado, Arik Maimon, or any other officer or director of Cuentas holding greater than 1% of the Company’s Common Stock (calculated on a fully diluted basis) sells any or all of their Common Stock, CIMA shall have the right to participate in such sale on a basis proportionate to the amount of the company’s Common Stock held by such seller and those held by CIMA.

(c) Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 4(c) shall not apply upon a transfer by CIMA to its stockholders, members, partners, equity holders or any of its Affiliates.

5. Information Rights. For as long as CIMA and/or Dinar is the holder of a Debenture or 5% or more of the Company’s Common Stock, CIMA and/or Dinar will be granted access to Cuentas’ facilities and personnel during normal business hours and with reasonable advance notice, and Cuentas will deliver to CIMA:

(a) annual, quarterly, and monthly financial statements and other information as reasonably requested by CIMA and/or Dinar ;

(b) thirty days prior to the end of each fiscal year, a comprehensive operating budget forecasting Cuentas’ revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year approved by the Board (which approval must include the affirmative vote of all directors appointed by CIMA and Dinar); and

(ci) promptly following the end of each fiscal quarter, an up-to-date capitalization table showing the ownership of Cuentas on a fully diluted basis.

6. Cuentas Executive Special Bonus. It is further agreed by all of the undersigned parties hereto that Arik Maimon and Michael De Prado shall each earn an additional special bonus of $500,000 (the “Bonus”) upon a successful up-listing of the Company’s shares on the NASDAQ Capital Markets and once the market capitalization of Cuentas (on the NASDAQ Capital Markets) is greater than $50 million for a period of 10 trading days,. Such Bonus may be paid in the Company’s shares, cash- less options or cash at the discretion of Mr. Maimon and MR. De Prado, as long as the cash composition election should not cause financial burden on the Company. For the avoidance of doubt, the Bonus set for herein shall be in full replacement and shall supersede any agreement by the Company to pay Arik Maimon and Michael De Prado any bonus or other extraordinary payment in connection with the up-listing of the Company’s shares on the NASDAQ and the Bonus shall be the only such payment received by Arik Maimon and Michael in connection therewith unless otherwise agreed to by the parties in writing.

7. Uplisting. Cuentas shall file an application with NASDAQ to “up-list” from OTCQB to the NASDAQ Capital Market as soon as the “Market Value of Publicly Held Shares” (as set forth in the NASDAQ Initial Listing Guide) and all other SEC criteria (SEC up-listing requirements) of Cuentas meets or exceeds the requisite level for the NASDAQ Capital Market listing standard pursuant to which Cuentas intends to “up-list” to the NASDAQ Capital Market; provided, however, that, in any event, such application must be filed no later than 120 days after the date on which Cuentas qualifies under the NASDAQ Capital Market listing standard which Cuentas intends to use, or how many days the entity organizing the up-listing states will be required, if greater than 120 days.

8. No Liquidation Preference. In the event of any liquidation, dissolution, or winding up of Cuentas, the proceeds shall be paid pro rata to holders of Common Stock and Series B Preferred Stock of the Company. There shall be no liquidation preference for holders of Series B Preferred Stock or for CIMA, or CIMA’s successors or assigns.

9. Directors’ and Officers’ Insurance. For as long as CIMA is permitted to designate one or more directors on the Board, Cuentas shall obtain, within ninety (90) days of the date hereof, Directors & Officers liability insurance from a financially sound and reputable carrier and in an amount and on terms and conditions satisfactory to CIMA. If Cuentas has existing Directors & Officers liability insurance, Cuentas shall provide copies of such policy or policies to CIMA as part of CIMA’s due diligence review. Any such Directors & Officers liability insurance policy shall not be cancellable by Cuentas without the prior approval by the Board (including the CIMA Designee). Cuentas shall enter into a customary Indemnification Agreement with each director appointed by CIMA in a form acceptable to CIMA. If Cuentas merges with any other entity and is not the surviving corporation, or if Cuentas transfers all or substantially all of its assets to another entity, proper provisions shall be made so that the successor of Cuentas assumes Cuentas’ obligations with respect to the indemnification of the members of the Board.

10. Reserved.

11. Miscellaneous

(a) Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

(b) Amendment. This Letter Agreement may not be amended or modified without the written consent of CIMA and the Company, nor shall any waiver be effective against any party unless in writing and executed by such party.

(c) Assignment. This Letter Agreement may be assigned by CIMA to any of its Affiliates to which it transfers the Debenture (or any security issued or issuable upon conversion or exchange thereof). Any other assignment by CIMA or its Affiliates shall require the prior written consent of the Company. Any purported assignment without such consent shall be null and void. This Letter Agreement may not be transferred or assigned by the Company without the prior written consent of CIMA. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

(d) Severability. If any provision of this Letter Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Letter Agreement shall not be affected thereby.

(e) Enforceability; Conflicts. In all events, the terms and provisions of this Letter Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in the Note. In the event of any conflict between any term or provision of this Letter Agreement and any term or provision set forth in the Purchase Agreement or Debenture, such term or provision of this Letter Agreement shall prevail over such term or provision set forth in the Purchase Agreement or Debenture. Noting in this Letter Agreement shall affect any rights that CIMA may have under the Purchase Agreement or Debenture. This Letter Agreement, the Purchase Agreement, the Debenture and the License Agreement, together with any exhibits and schedules hereto and thereto, constitute the entire agreement among the parties hereto relating to the subject matter thereof.

(f) Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Letter Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter Agreement.

(g) Termination. This Letter Agreement shall terminate and be of no further force or effect until such time as CIMA and/or Dinar individually or together with any of its Affiliates no longer holds any Debenture or 5% or more of outstanding shares of capital stock, including, for the avoidance of doubt, 5% or more of outstanding shares of Common Stock of the Company.

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Letter Agreement and returning such copy to the Company.

Very truly yours,

CUENTAS INC.

By:	/s/ Arik Maimon
Name:	Arik Maimon
Title:	Chief Executive Officer

Agreed and Accepted:

CIMA TELECOM, INC.

By:	/s/ Juan M. Gomez
Name:	Juan M. Gomez
Title:	Chief Executive Officer

DINAR ZUZ, LLC

By:	/s/ Yochanon Bruk
Name:	Yochanon Bruk
Title:	Manager

/s/ Michael De Prado
Michael De Prado

/s/ Arik Maimon
Arik Maimon